EMPLOYMENT AND SEVERANCE AGREEMENT



     THIS AGREEMENT made and entered into as of the 15th day of November, 1996 by and between SWISS ARMY BRANDS, INC., a Delaware corporation, (hereinafter referred to as "SABI" or "the Company"), and THOMAS D. CUNNINGHAM (hereinafter referred to as "Mr. Cunningham").

     WHEREAS, Mr. Cunningham has been Executive Vice President and Chief Financial Officer of SABI since March 1994;

     WHEREAS, Mr. Cunningham has resigned from the office of Executive Vice President and Chief Financial Officer of the Company and as a director of the Company effective November 13, 1996;

     WHEREAS, the Company desires to continue Mr. Cunningham's employment with the Company for the period and under the terms and conditions set forth herein and to provide Mr. Cunningham with certain severance benefits; and

     WHEREAS, Mr. Cunningham desires to accept such employment and such benefits under the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. DUTIES AND PERFORMANCE. (a) During the term of his employment hereunder, Mr. Cunningham shall be employed by the Company (on a non-exclusive basis) and shall be charged with the following duties:

          (i) to work with management of the Company to identify, evaluate and review strategic financial alternatives with respect to the Company's subsidiary, Cuisine de France Limited ("CDFL") including, but not limited to, a sale of CDFL or the assets of CDFL;

          (ii) if requested by the Company, assist in preparation of a descriptive memorandum concerning CDFL;

          (iii) develop, update and review with the Company on an ongoing basis a list of parties which might be interested in acquiring part or all of CDFL and contact only parties approved by the Company;

          (iv) consult with and advise the Company concerning alternatives with respect to the disposition of CDFL and, if so requested by the Company, participate in negotiations relevant to any disposition of CDFL; and

          (v) if an agreement with respect to the disposition of CDFL is reached, work with the Company with respect to the consummation of any such agreement.

     (b) All of the foregoing is to be done under the direction of the President of the Company and, upon reasonable request, Mr. Cunningham shall report on the steps he has taken and the progress of his performance hereunder to the President on a regular basis. Mr. Cunningham shall make himself available to perform his duties hereunder for such period of time during the term of his employment as such duties reasonably require. Mr. Cunningham acknowledges that he shall not have an office on the premises of the Company and shall perform his duties hereunder at other locations. During the Employment Term (as defined below), Mr. Cunningham's title shall be Chairman of the Finance Committee.

     2. TERM OF EMPLOYMENT. The term of Mr. Cunningham's employment hereunder shall commence on November 15, 1996 and terminate on May 15, 1997 (the
"Employment Term") except that if the Company in its sole discretion shall determine that satisfactory progress has not been made on the tasks referred to in Section 1(a) the Company may, upon written notice to Mr. Cunningham, terminate the Employment Term at any time after three months from the date hereof. The execution by the Company of either (i) a definitive agreement with any party or, (ii) a letter of intent with a party or entity not associated with either Mr. Robert Candler or Mr. Robert Wolff, for the disposition of CDFL shall be conclusive evidence that "satisfactory progress" has been made within the meaning of this Section 2.

     3. SALARY. During the Employment Term, SABI shall pay to Mr. Cunningham base salary at the rate of $210,000 per annum, payable in such installments as shall accord with the normal pay practices of the Company.

     4. BONUS. SABI shall pay to Mr. Cunningham a bonus of $20,000 in respect of his services to the Company performed in 1996.

     5. BENEFITS. (a) When eligible under non- discriminatory standards, Mr. Cunningham shall be entitled to participate during the Term in any employee benefit plans maintained by the Company available to employees of the Company generally.

     (b) SABI shall reimburse Mr. Cunningham, in accordance with SABI's policy then in effect, for reasonable travel expenses incurred at the written request of SABI.

     6. TERMINATION OF EMPLOYMENT. (a) The Company shall be entitled to terminate Mr. Cunningham's employment in any of the following circumstances:

          (i) For "cause" by reason of the  occurrence of any of the  following:
     (A) willful misfeasance or gross negligence by Mr. Cunningham in the conduct of Mr. Cunningham's duties including the failure of Mr. Cunningham to follow lawful and reasonable orders of the Board of Directors or President of the Company, (B) a material breach by Mr. Cunningham of this Agreement, (C) the commission of acts of dishonesty or moral turpitude by Mr. Cunningham that are detrimental to the Company and/or its affiliates, or (D) the conviction of, or nolo contendere plea by, Mr. Cunningham in respect of any felony;

          (ii) Mental or physical incapacity as determined in writing by a physician selected by the Company, such determination to indicate that Mr. Cunningham's mental or physical condition will render him unable to perform his duties hereunder for a period exceeding three months; or

          (iii) The death of Mr. Cunningham.

          (b) In the event of termination pursuant to the terms of this section, the obligations of the Company to provide benefits with respect to Mr. Cunningham's employment hereunder other than those already accrued or vested as provided herein shall cease upon such termination. Any such termination shall have no effect on Mr. Cunningham's rights with respect to the severance benefits set forth in Section 7 below.

     7. SEVERANCE BENEFITS. The Company agrees to provide Mr. Cunningham with the following severance benefits upon the termination of his employment hereunder for any reason (including a termination under Sections 2, 6(a)(ii) or 6(a)(iii)) except for termination pursuant to Section 6(a)(i), which benefits Mr. Cunningham acknowledges are over and above those to which he would normally be entitled and which benefits shall not be reduced by earnings by Mr. Cunningham from other sources:

     (a) Mr. Cunningham shall be paid the sum of $210,000, in a lump sum payment within seven days of termination or, if the waiting periods set forth in Section 20 hereof have not yet expired, upon such expiration.

     (b) The Company shall pay for outplacement services to be provided by Lee Hecht Harrison (or other services mutually agreed upon) for Mr. Cunningham for a period of up to one year.

     (c) For a period of twelve months, the Company shall pay to the Company's insurance carrier, the amount of the premium required to be paid to keep the medical insurance for the benefit of Mr. Cunningham and his dependents effective for a period of twelve months under COBRA. Subsequent to such twelve month period Mr. Cunningham shall have the option of continuing coverage under COBRA at his expense for an additional six month period.

     (d) The Company shall pay the base monthly payments (plus insurance) on the automobile it previously leased for Mr. Cunningham through October 27, 1997. Mr. Cunningham shall be responsible for and shall pay when due any amounts payable in connection with such lease other than the base monthly payments (plus insurance) including, without limitation, any charge for excess mileage or damage or excess wear and tear to the automobile. The Company shall make payments (and reimburse business call charges) with respect to the car phone presently in such automobile throughout Mr. Cunningham's employment hereunder provided and to the extent that the car phone is used primarily for purposes of Company business. The Company may set off and withhold any amount due to the Company or paid by the Company on Mr. Cunningham's behalf in connection with this Section 7(d) against any amount payable by the Company to Mr. Cunningham pursuant to this Agreement.

     (e) The Company shall reimburse Mr. Cunningham in the amount of up to $2,500 for the purchase of a computer upon receipt of appropriate documentation.

     (f) Maintain phone and voicemail services at SABI for 12 months.

     (g) Pursuant to Stock Option Agreements (the "Option Agreements") dated July 15, 1994 and January 26, 1995 the Company granted to Mr. Cunningham options to purchase an aggregate of up to 75,000 shares of the Company's common stock. In order that Mr. Cunningham shall have a period of eight months from the termination of his employment hereunder to exercise such options that have vested by the termination of his employment hereunder, Section 7(c) of each of the Option Agreements is hereby amended to read as follows:

          "If the employment of the Grantee shall be terminated and Grantee shall not have fully exercised the Option, the Option may be exercised to the extent that the Grantee's right to exercise the Option had accrued at the time of the termination of his employment and had not been previously exercised, at any time within eight months after the termination of Grantee's employment but may not be exercised in whole or in part after such eight month period."

     8. COVENANT NOT TO COMPETE. (a) Mr. Cunningham acknowledges that in the course of the Employment Term and his employment by the Company, he has and will become privy to various economic and trade secrets and relationships of the Company and its affiliates. Therefore, in consideration of this Agreement, Mr. Cunningham hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its affiliates:

          (i) during the Employment Term and thereafter, on behalf of himself or any other person:

          (A) solicit, entice, persuade or induce any employee of the Company or any affiliate, or any other person, who is under contract with or rendering services or supplying products to the Company or any affiliate, or any such individual or entity who held any such status during the two-year period preceding termination of this Agreement, (w) to terminate his or its employment by, or contractual relationship with, the Company or any affiliate or (x) to refrain from extending or renewing the same (upon the same or new terms) or (y) to refrain from rendering services to the Company or any affiliate, or (z) to become employed by or to enter into contractual relations with persons other than the Company; or

          (B) direct, order or assist in the taking of any such actions by any person other than the Company.

          (ii)(A) during the Employment Term and for a period ending two years after termination of the Employment Term, directly or indirectly, whether as employee, consultant, officer, director, partner, shareholder or otherwise compete with the business of SABI as the same is then conducted nor engage in the sale of knives, cutlery, timepieces, pens, pencils, multi-tools or any other product which the Company is now selling or is then selling.

          (B) for purposes of this subsection 8 (a)(ii) the term "SABI" shall include SABI and all entities directly or indirectly controlled, controlling or under common control with SABI provided that if SABI becomes controlled by another entity, the restrictions of that section shall not apply to businesses of that controlling entity and its other controlled affiliates other than businesses in which SABI and its affiliates were engaged at the time of such change of control and logical extensions of such businesses.

          (b)(i) Mr. Cunningham acknowledges that he has substantial capabilities and experience in fields other than those which would be competitive with the Company and that the restrictions set forth above would not hinder his ability to earn a livelihood.

          (ii) If any of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Mr. Cunningham agrees that the territorial and time limitations and other restrictions in this
     Section 8 are reasonable and properly required for the adequate protection of the business of the Company, and that if any such territorial or time limitations or other restrictions is held unreasonable by a court of competent jurisdiction, then he agrees and submits to the reduction of said territorial or time limitation or other restrictions to such area or period as such court shall find reasonable.

          (c) The provisions of this Section 8 shall survive termination of this Agreement.

     9. CONFIDENTIALITY. During the Employment Term and thereafter, except in the performance of his duties hereunder, Mr. Cunningham will keep secret and will not, without the express written consent of the Company:

          (a) knowingly divulge or communicate to any third person, or use for the benefit of Mr. Cunningham or any third person, any trade secrets or privileged, proprietary or confidential information used or owned by the Company or any affiliate or disclosed to or learned by him in the course of his employment by the Company including, without limitation, non- public information concerning products, profitability, the identity of, and information relating to dealings with customers and suppliers; or

          (b) retain for the benefit of himself or any third person any document or paper used or owned by the Company or any affiliate or coming into his possession in the course of his employment by the Company or make or cause to be made any copy, abstract, or summary thereof.

     10. REMEDIES. Because the services of Mr. Cunningham hereunder are unique and extraordinary and the Company does not have an adequate remedy at law to protect its business from Mr. Cunningham's competition or to protect its interest in its trade secrets, confidential information and similar commercial assets, Mr. Cunningham agrees that any breach or threatened breach of any provision of provisions of this Agreement relating to non-competition and confidentiality shall entitle the Company, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without the posting of any bond or any security.

     11. RELEASE. Mr. Cunningham, for him and for his successors and assigns, does hereby fully and completely RELEASE, ACQUIT and FOREVER DISCHARGE SABI, and its affiliates, subsidiaries or other related entities as well as its shareholders, officers, directors, employees or agents, from any and all claims, debts, demands, actions, causes of action, suits, sums of money, contracts, agreements, judgements and liabilities, including attorney's fees, whatsoever, both in law and in equity ("claims") of any kind and any character that he ever had, might now or hereafter have, or could have had, whether in contract, tort or otherwise, including specifically any claims of discrimination that he may claim in connection with his employment or the termination thereof, but excluding specifically any claims relating to or arising out of this Agreement. This includes but is not limited to, claims arising under the federal, state or local laws prohibiting discrimination on the basis of one's sex, race, age, disability, national origin, color or religion, or other reason forbidden by federal, state or local laws or claims growing out of any legal restrictions on SABI's right to terminate its employees. This also specifically includes the waiver of any rights or claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.). It is also understood that the execution of this Agreement shall be construed as a release and covenant not to sue, that Mr. Cunningham will not sue SABI or any subsidiary, affiliate, officer, director, employee or committee thereof, or file any claims of any sort with any administrative agency for anything arising out of his employment, and the terms of this Agreement supersede any and all other agreements relating to his employment whether written or oral.


     12. CONFIRMATION OF RESIGNATION. Mr. Cunningham acknowledges and confirms that effective November 13, 1996, he resigned from any and all positions held as an officer and director of SABI and all of SABI's subsidiaries.

     13. SPLIT DOLLAR LIFE INSURANCE. Mr. Cunningham agrees to execute, within thirty days of submission to him, and perform an Insurance Agreement and a Collateral Assignment Agreement of the split dollar life insurance policies paid for by SABI for the benefit of Mr. Cunningham in the form determined by SABI, such agreements to provide that upon termination of the Employment Term, Mr. Cunningham shall have the right to repay SABI within ninety days of the date of termination in an amount equal to the cash surrender value of such policy and that if Mr. Cunningham elects not to repay such amount he shall promptly execute any and all instruments that may be required to relinquish his interest in such policies and vest ownership of such policies in SABI.

     14. ADVICE OF COUNSEL. SABI encourages Mr. Cunningham to carefully review the terms of this Agreement and, if he wishes, to seek advise and counsel from an attorney before signing this Agreement.

     15. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

     16. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, or sent by electronic transmission and confirmed by mail within two business days of such transmission, as follows:

                                    (a)     If to Mr. Cunningham:
                                            8 Nearwater Road
                                            Rowayton, Connecticut  06853


                                    (b)  If to SABI:
                                            Swiss Army Brands, Inc
                                            One Research Drive
                                            Shelton, Connecticut 06484

     Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

     17. MERGER. This Agreement merges and supersedes any and all other agreements between the parties hereof related in any way to the employment of Mr. Cunningham. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

     18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut with respect to agreements made and to be performed wholly therein.

     19. ASSIGNMENT. This Agreement is personal and non-assignable by Mr. Cunningham. It shall inure to the benefit of, and be the valid and binding obligation of, any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

     20. PERIOD TO REVIEW AND REVOKE. After Mr. Cunningham has had the chance to review this Agreement and to consult with his attorney, if he wishes, he should sign the Agreement and return it to SABI within 22 days.

     After Mr. Cunningham has executed and delivered this Agreement, he shall have seven (7) days following the date of execution during which time he may revoke this agreement, provided, however, that, if he elects to return an executed copy of the document to us before the expiration of 22 days from the date hereof, he may revoke this Agreement at any time before the later to occur of seven (7) days following the date of execution or 22 days after the date hereof. If SABI does not receive a written revocation from Mr. Cunningham, or his attorney, prior to the expiration of the period in which he may revoke this Agreement, this Agreement will become effective on the date after the expiration of the applicable revocation period.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


                                                      /s/ Thomas D. Cunningham
                                                     Thomas D. Cunningham



                                                     SWISS ARMY BRANDS, INC.



                                                     By: /s/ J. Merrick Taggart
                                                        Title: President


     I acknowledge that I have been given the opportunity to consider this agreement for at least twenty-one (21) days, that I have been advised to discuss this agreement with an attorney of my choice, that I have carefully read and fully understand and agree to all of the provisions of this agreement and that I am voluntarily entering into this agreement.

     Finally, I also understand that I have seven (7) days after I sign this agreement (or twenty-two days after the date hereof, if later) to change my mind and that I may revoke this agreement by providing written notice of revocation to you prior to the expiration of the applicable period.



   3/21/97                        /s/ Thomas D. Cunningham
Date of Execution                   Thomas D. Cunningham